Contact:
Helen Rotherham
(Investors)
(949) 699-4804

THE WET SEAL, INC. ANNOUNCES
SEC INFORMAL INQUIRY

        FOOTHILL RANCH, Calif. — (BUSINESS WIRE) — February 8, 2005 — Specialty retailer The Wet Seal, Inc. (NASDAQ: WTSLA) (the “Company”) announced today that the Pacific Regional Office of the Securities and Exchange Commission (the “SEC”) is conducting an informal, non-public inquiry regarding the Company. The inquiry generally concerns the chronology, events and announcements relating to the Company’s 2004 second quarter earnings results occurring during the period of August 5 through August 19, 2004. In addition, the SEC has requested documents in the Company’s possession, if any, relating to the sale of the Company’s stock by La Senza Corporation and certain of its affiliates during 2004. The SEC noted in its notification letter, which was received on February 4, 2005, that the inquiry should not be construed as an indication by the SEC or its staff that any violations of law have occurred.

The Company intends to fully cooperate with the SEC’s informal inquiry.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. The Company currently operates a total of 453 stores in 47 states, the District of Columbia and Puerto Rico, including 359 Wet Seal stores and 94 Arden B. stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s opening and closing of stores, profitability and growth, demand for its products or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: The Wet Seal, Inc.